As filed with the Securities and Exchange Commission on December 23, 1996

                                               Registration No.    333-18347
                                                               -------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-8


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       PALOMAR MEDICAL TECHNOLOGIES, INC.
                     ---------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                    ---------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   04-3128178
                    ---------------------------------------
                     (I.R.S. employer identification number)

        66 Cherry Hill Drive, Beverly, Massachusetts 01915 (508) 921-9300
      --------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            Palomar Medical Technologies, Inc. 1996 Stock Option Plan Palomar Medical Technologies, Inc. 1996 Employee Stock Purchase Plan
      --------------------------------------------------------------------
                            (Full title of the plans)

                               Sarah Burgess Reed
                                 General Counsel
                       Palomar Medical Technologies, Inc.
                              66 Cherry Hill Drive
                          Beverly, Massachusetts 01915
                         ------------------------------
                     (Name and address of agent for service)

                                 (508) 921-9300
                    ---------------------------------------
          (Telephone number, including area code, of agent for service)



                         CALCULATION OF REGISTRATION FEE

---------------------------------- ------------------- --------------------- ------------------- ------------------------------
       Title of Securities            Amount to be           Proposed             Proposed
        to be Registered               Registered            Maximum              Maximum        Amount of Registration
                                                          Offering Price         Aggregate       Fee
                                                            Per Share          Offering Price
---------------------------------- ------------------- --------------------- ------------------- ------------------------------
Common Stock,  par value $.01 per      1,160,000              $6.86(1)           $7,957,600(1)      $2,411(1)
share.
---------------------------------- ------------------- --------------------- ------------------- ------------------------------
Common Stock,  par value $.01 per      1,340,000              $6.09(2)           $8,160,600(2)      $2,472(2)
share.
---------------------------------- ------------------- --------------------- ------------------- ------------------------------
Common Stock,  par value $.01 per      1,000,000              $5.79(3)           $5,790,000(3)      $1,755(3)
share.
---------------------------------- ------------------- --------------------- ------------------- ------------------------------

(1) For shares issuable pursuant to stock options under the Palomar Medical Technologies, Inc. 1996 Stock Option Plan (the "1996 Plan"), outstanding at December 19, 1996, calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the " Act") based on the weighted average exercise price of such options.
(2) For shares issuable pursuant to options that may be granted under the 1996 plan but not yet granted at December 19, 1996, estimated pursuant to Rule 457(h) under the Act based on the average of the high and low prices of the Common Stock as reported on the NASDAQ SmallCap Market on December 18, 1996.
(3) For shares issuable pursuant to the Palomar Medical Technologies, Inc. 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"), estimated pursuant to Rule 457(c) and (h) under the Act based on 95% of the average of the high and low prices of the Common Stock as reported on the NASDAQ SmallCap Market on December 18, 1996.



             ITEM 3: INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-KSB and Form 10-KSB/A-1 for its fiscal year ended December 31, 1995, the Company's Quarterly Report on Form 10-QSB and Form 10-QSB/A-1 for its quarter ending March 31, 1996, the Company's Quarterly Report on Form 10-QSB for its quarter ending June 30, 1996, the Company's Quarterly Report on Form 10-QSB for its quarter ending September 30, 1996, the Company's Form 8-K filed with the commission on May 16, 1996, as amended by Form 8-K/A filed June 11, 1996, and the description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on June 6, 1992, as amended by Form 8 on December 17, 1992, all of which have been previously filed with the Commission, are incorporated in this Prospectus by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering made hereby are also incorporated by reference herein and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: John J. Ingoldsby, Palomar Medical Technologies, Inc., 66 Cherry Hill Drive, Beverly, Massachusetts 01915; telephone number (508) 921-9300.


                                       2



             ITEM 4: DESCRIPTION OF SECURITIES

         Not applicable.

             ITEM 5: INTERESTS OF NAMED EXPERTS AND COUNSEL

         The financial statements incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein upon the authority of said Firm as experts in accounting and auditing.

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts 02109.

             ITEM 6: INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was deemed illegal or obtaining an improper personal benefit. The Company's Certificate of Incorporation includes the following language:

"To the maximum extent permitted by Section 102(b)(7) of the General Corporation Laws of Delaware, a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

         Section 145 of the General Corporation Law of the State of Delaware generally provides that a corporation may indemnify any director, officer, employee or agent against expenses, judgments, fines and amounts paid in settlement in connection with any action against him by reason of his being or having been such a director, officer, employee or agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made, however, if he is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless a court determines that he is nevertheless entitled to indemnification. If he is successful on the merits or otherwise in defending the action, the corporation must indemnify him against expenses actually and reasonably incurred by him. Article IX of the Company's Bylaws provides indemnification as follows:


                                       3



INDEMNIFICATION

SECTION 1. Actions, Etc. Other Than by or in the Right of the Corporation. The Corporation shall, to the full extent legally permissible, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including a grand jury proceeding, and all appeals (but excluding any such action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, executive officer (as hereinafter defined) or advisory council member of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct in question was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that the conduct in question was unlawful. As used in this Article IX, an "executive officer" of the Corporation is the president, treasurer, a vice president given the title of executive vice president, or any officer designated as such pursuant to vote of the Board of Directors.

SECTION 2. Actions. Etc. by or in the Right of the Corporation. The Corporation shall, to the full extent legally permissible, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit, including appeals, by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director or executive officer of the Corporation as defined in Section 1 of this Article, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

SECTION 3. Determination of Right of Indemnification. Any indemnification of a director or officer (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that such indemnification is proper in the circumstances because the director or executive officer has met the applicable standard of conduct as set forth in Sections 1 and 2 hereof. Such a determination shall be reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) (if such a quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, or
(iii) by the stockholders.


                                       4




SECTION 4. Indemnification Against Expenses of Successful Party. Notwithstanding any other provision of this Article, to the extent that a director or officer of the Corporation has been successful in whole or in part on the merits or otherwise, including the dismissal of an action without prejudice, in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against all expenses incurred in connection therewith.

SECTION 5. Advances of Expenses. Expenses incurred by a director or officer in any action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of thereof, if such person shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to indemnification. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum of disinterested directors, or (ii) (if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, that, based upon the facts known to the Board of Directors or such counsel at the time such determination is made, such person has not met the relevant standards set forth for indemnification in
Section 1 or 2, as the case may be.

SECTION 6. Right to Indemnification Upon Application: Procedure Upon Application. Any indemnification or advance under Sections 1, 2, 4 or 5 of this Article shall be made promptly, and in any event within ninety days, upon the written request of the person seeking to be indemnified, unless a determination is reasonably and promptly made by the Board of Directors that such person acted in a manner set forth in such Sections so as to justify the Corporation's not indemnifying such person or making such an advance. In the event no quorum of disinterested directors is obtainable, the Board of Directors shall promptly appoint independent legal counsel to decide whether the person acted in the manner set forth in such Sections so as to justify the Corporation's not indemnifying such person or making such an advance. The right to indemnification or advances as granted by this Article shall be enforceable by such person in any court of competent jurisdiction, if the Board of Directors or independent legal counsel denies the claim therefor, in whole or in part, or if no disposition of such claim is made within ninety days.

SECTION 7. Other Right and Remedies: Continuation of Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, Vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. All rights to indemnification or advancement under this Article shall be deemed to be in the nature of contractual rights bargained for and enforceable by each director and executive officer as defined in Section 1 of this Article who serves in such capacity at any time while this Article and other relevant provisions of the General Corporation Law of the State of Delaware and other applicable laws, if any, are in effect. All right to indemnification under this Article or advancement of expenses shall continue as to a person who has ceased to be a director or executive officer, and shall inure to the benefit of the heirs, executors and administrators of such a person. No repeal or modification of this Article shall adversely affect any such rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The Corporation shall also indemnify any person for attorneys' fees, costs, and expenses in connection with the successful enforcement of such person s rights under this Article.


                                       5




SECTION 8. Other Indemnities. The Board of Directors may, by general vote or by vote pertaining to a specific officer, employee or agent, advisory council member or class thereof, authorize indemnification of the Corporation's employees and agents, in addition to those executive officers and to whatever extent it may determine, which may be in the same manner and to the same extent provided above.

SECTION 9. Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, advisory council member or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article.

SECTION 10. Constituent Corporations. For the purposes of this Article, reference to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

SECTION 11. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, executive officer, advisory council member, and those employees and agents of the Corporation granted indemnification pursuant to Section 3 hereof as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including a grand jury proceeding, and all appeals, and any action by the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated or by any other applicable law.

SECTION 12. Other Enterprises. Fines. and Serving at Corporation's Request. For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation" as referred to in this Article.


             ITEM 7: EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.


                                       6




             ITEM 8: EXHIBITS

         The following documents have been previously filed as Exhibits and are incorporated herein by reference except those exhibits indicated with an asterisk which are filed herewith:

         Exhibit No.       Description

         4(a) Restated Certificate of Incorporation, incorporated by reference to Exhibit No. 10(rr) of the Company's Quarterly Report on Form 10-QSB for its quarter ending June 30, 1996, filed August 14, 1996.

         4(b) Bylaws of the Registrant incorporated by reference to Exhibit No. 3b of the Company's Amendment No. 8 to Registration Statement on Form S-1 [Reg. No. 33-47479] filed December 17, 1992

         4(c) Form of Common Stock Certificate incorporated by reference to Exhibit No. 4b of the Company's Amendment No. 8 to Registration Statement on Form S-1 [Reg. No. 33-47479] filed December 17, 1992

         4(d) Certificate of Designation of Series G Convertible Preferred Stock, dated September 26, 1996, incorporated by reference to Exhibit No. 10(ww) of the Company's Quarterly Report on Form 10-QSB for its quarter ending September 30, 1996, filed November 14,1996.

         4(e)* Certificate of Amendment to the Company's Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on December 16, 1996.

         5* Opinion of Foley, Hoag & Eliot LLP regarding legality of shares registered hereunder

         23(a)* Consent of Arthur Andersen LLP, independent public accountants

         23(b)*            Consent  of  Foley,  Hoag &  Eliot  LLP  included  in
                           Exhibit 5

         99(a) 1996 Stock Option Plan, incorporated by reference to Exhibit No. 10(pp) of the Company's Quarterly Report on Form 10-QSB for its quarter ending June 30, 1996, filed August 14, 1996.

         99(b) 1996 Employee Stock Purchase Plan, incorporated by reference to Exhibit No. 10(qq) of the Company's Quarterly Report on Form 10-QSB for its quarter ending June 30, 1996, filed August 14, 1996.


                                       7





             ITEM 9: UNDERTAKINGS

(1)   The undersigned Registrant hereby undertakes:

             (a)To file,  during any  period in which  offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus  required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii)To reflect in the  prospectus  any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement.

                (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs 2(a)(i) and 2(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

             (b)That,for  the purpose of  determining  any  liability  under the
                Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c)To  remove  from  registration  by  means  of  a  post-effective amendment any of the securities being registered which remain at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant


                                       8




      has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in 0onnection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                       9




                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly, Commonwealth of Massachusetts, on December 19, 1996.

                                              PALOMAR MEDICAL TECHNOLOGIES, INC.


                                               By: /s/ Steven Georgiev
                                                 -------------------------------
                                                   Steven Georgiev, Chairman


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.


                 Signature                                       Title                                       Date
                 ---------                                       -----                                       ----

   /s/  Steven Georgiev                      Chairman of the Board, Chief                              December 19, 1996
   --------------------------------------    Executive Officer and Director
   Steven Georgiev                           (Principal Executive Officer)


   /s/  Dr. Michael H. Smotrich              President, Chief Operating Officer,                       December 19, 1996
   --------------------------------------    Director
   Dr. Michael H. Smotrich

   /s/  Joseph P. Caruso                     Vice President, Chief Financial                           December 19, 1996
   --------------------------------------    Officer, Treasurer (Principal Financial and
   Joseph P. Caruso                          Accounting Officer)


   /s/  Joseph E. Levangie                   Director                                                  December 19, 1996
   --------------------------------------
   Joseph E. Levangie


   /s/  Buster C. Glosson                    Director                                                  December 19, 1996
   --------------------------------------
   Buster C. Glosson
